Exhibit 10.40

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement is made effective as of the 12th day of March, 2010.

BETWEEN:

MITEL NETWORKS CORPORATION

(hereinafter referred to as the “Employer” or “Mitel)

- and -

STEVEN SPOONER

(hereinafter referred to as the “Employee”)

WHEREAS the Employer and the Employee have entered into an Employment Agreement dated as of January 1, 2006 (the “Original Agreement”), and,

WHEREAS, the Employer and Employee now wish to amend and replace the Original Agreement as of the effective date hereof;

NOW THEREFORE in consideration of the sum of five dollars ($5.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto hereby mutually covenant and agree as follows:

1.	EMPLOYMENT

a.	The Employee is employed on a full-time basis as the Chief Financial Officer. As Chief Financial Officer, the Employee shall report directly to the Chief Executive Officer of the Employer.

b.	The Employee is employed on a full-time basis for the Employer and it is understood that the hours of work involved will vary and may be irregular. The Employee acknowledges that this subparagraph (b) constitutes agreement to work such hours.

c.	The Employee acknowledges and hereby agrees to carry out all lawful instructions given to the Employee by the Employer.

d.	The Employee acknowledges and hereby agrees to observe all policies of the Employer as the Employer may in its absolute discretion create from time to time and to perform all services associated with the position herein.

e.	The Employee acknowledges and agrees that, during the currency of this agreement, the Employee shall devote the Employee’s full-time and skill to the duties and responsibilities contemplated herein and shall not be engaged in any other employment in any other capacity or any other activity that interferes with the provision of the services contemplated herein or that is for the benefit of any person, corporation or enterprise whose business interests are either competitive or in conflict with those of the Employer.

f.

The Employee represents and warrants to the Employer that the execution and delivery of this Agreement by the Employee and the performance by the Employee of the services hereunder will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Employee is a party or by which the Employee is bound including any non-competition or non-solicitation agreement.

2.	EMPLOYMENT TERM

Subject to being terminated pursuant to the provisions of paragraph 6 hereof, the term of your employment shall be indefinite commencing on January 1, 2006.

3.	BASE SALARY AND BENEFITS

a.	For all services rendered by the Employee in the course of the employment hereunder, the Employee shall receive an annual base salary of $425,000 (subject to statutory withholdings and deductions). The said salary shall be paid at such times and in such fashion as is in keeping with the ordinary practices and policies of the Employer. Such salary may be reviewed periodically by the Employer and may be increased from time to time by the Employer as the Employer may in its absolute discretion decide without the necessity of an amendment hereto.

b.	The Employee shall be eligible to receive an annual bonus in an amount determined by the compensation committee of the board of directors of the Employer in its sole discretion.

c.	The Employee shall be entitled to an automobile allowance in the amount of $1,000 per month.

d.	The Employee shall be entitled to participate in any and all such additional benefits as are enjoyed from time to time by other employees, including senior executive employees, in accordance with the established practices and policies of the Employer as the Employer may in its absolute discretion create from time to time. The Employee shall be entitled to all perquisites offered to senior executives of the Employer.

e.	The Employee shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are incurred by the Employee in furtherance of the Employer’s business in accordance with the policies adopted from time to time by the Employer and subject to receipt of appropriate documentation by the Employer.

f.	Without limiting the generality of the foregoing, the Employee shall be entitled to six (6) days of sick leave per annum which sick leave shall not accumulate from year to year and which sick leave shall have no cash surrender value.

4.	STOCK OPTION GRANTS

a.	For services rendered by the Employee in the course of the employment hereunder, the Employer shall from time to time grant to the Employee an option to purchase shares of common stock of Mitel. Such options shall be granted and shall vest in accordance with Mitel’s standard stock option plan and shall have an exercise price as established in the most recent share valuation prior to the grant.

b.	All options shall become 100% fully vested upon a Change of Control (as defined below) of Mitel.

c.	For the purposes of this paragraph 4 and paragraph 6, a “Change of Control” shall mean:

i.	the closing of a merger or consolidation or other form of business combination of such company with or into another entity or other transaction or series of related transactions in which the holders of voting securities of such party, immediately prior to such transaction(s), will hold less than 50% of the voting securities of the surviving entity, immediately after such transaction(s); provided that such transaction(s) shall not constitute a Change of Control to the extent that (i) the transaction is an acquisition by the company of another entity, (ii) such acquisition is financed by the issuance of equity by the company to a financial sponsor, and (iii) neither Terence Matthews, Francisco Partners or any of their respective affiliates disposes of any shares of the company as a result of such transaction(s);

ii.	the closing of the sale of all or substantially all of the assets of such company in one or a series of transactions; or

iii.	the complete liquidation or dissolution of such company.

5.	VACATION

The Employee shall be entitled to four (4) weeks vacation annually in accordance with the Employer’s policies. The Employee shall take the Employee’s vacation entitlement in each 12-month period and shall not accrue vacation entitlement from one 12-month period to the next. Without in any way limiting the generality of the foregoing, and subject to compliance with the Employment Standards Act, 2000, S.O. 2000, c. 41 as amended, any vacation entitlement not taken in the appropriate 12 month period shall be lost unless specific arrangements are made between the parties, which arrangements are to be confirmed in writing and signed by each of the parties hereto prior to the expiration of the said 12-month period.

6.	TERMINATION

Notwithstanding anything herein contained to the contrary, this agreement may be terminated in the following manner:

a.	Termination by the Employer

i.

For Cause. The Employer may terminate this agreement effective at any time for cause by giving notice in writing of such termination to the Employee. If this agreement and the employment of the Employee hereunder is so terminated pursuant to this subparagraph (a)(i), the Employee shall receive any statutory benefits to which the Employee shall be entitled and shall continue to accrue and receive the Employee’s said annual salary and benefits through to the date of termination indicated in the termination notice and no more. Upon any termination under this subparagraph (a)(i), any stock options granted to the Employee hereunder that are fully vested as of the date of the Employee’s termination shall remain exercisable for the lesser of sixty (60) days from the date of termination or the balance of such options’

term. Any stock options that have not vested as of the date of termination shall expire. In no event shall any stock options vest following any termination hereunder.

ii.	Without Cause. This agreement and the employment of the Employee hereunder may be terminated at any time by the Employer giving to the Employee the following (inclusive of any statutory notice or statutory severance entitlements the Employee may have under the Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended):

(1)	The Employee will receive a termination payment (the “Severance Payment”) equal to the greater of: (A) eighteen (18) months’ compensation calculated in accordance with subparagraph (a)(ii)(3) below; or, (B) the minimum notice and minimum severance (if any) to which the Employee is then entitled in accordance with the minimum requirements of Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended. To the maximum extent permitted by law, the Severance Payment will be deemed to be a retiring allowance.

(2)	Subject to the provisions of subparagraph 7(h), the Severance Payment will be paid by the Employer in a series of equal installments according to the Employer’s regular payroll schedule, over a period of eighteen (18) months commencing with the first payroll after the date designated by the Employer as the date of termination in written termination notice delivered to the Employee (the “Designated Termination Date”). Notwithstanding the foregoing, subject always to the provisions of subparagraph 7(h), the Employer may in its absolute discretion elect to pay all or any part of the Severance Payment in one or more lump sum amounts, in which case the amount of any further monthly installments will be adjusted accordingly.

(3)	For the purposes of subparagraph (a)(ii)(1), a month’s compensation will be equal to: (A) the Employee’s then current monthly base salary, plus (B) monthly bonus equal to 1/36th of the total of all bonuses paid to the Employee during the three (3) most recently completed fiscal years.

(4)	The Employee shall also be entitled to participate in all employee benefit programs and receive all benefits and perquisites of employment described in subparagraph 3(d) above during such eighteen (18) month period to the extent that the Employer can continue such benefits, failing which the Employee’s Severance Payment will be grossed up by the premium cost to the Employer of any benefits which cannot be so continued.

(5)

Upon any termination under this subparagraph (a)(ii), any stock options granted to the Employee hereunder that are fully vested as of the Designated Termination Date shall remain exercisable for the lesser of (i) the balance of such options’ term, or (ii) eighteen (18) months from the Designated Termination Date. Notwithstanding anything to the contrary in the stock option plan or in any grant of options, any stock options that have not vested as of the Designated Termination Date shall continue to vest and remain exercisable until the lesser of (i) the balance of such options’ term, or (ii) eighteen (18) months from the Designated Termination Date. In no event shall any stock options continue to vest after the expiry of such eighteen (18) month period.

iii.	The Employee acknowledges that the foregoing provisions are in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination of employment with the Employer.

b.	Termination by the Employee

This agreement and employment of the Employee hereunder may be terminated at any time by the Employee giving to the Employer three (3) months written notice of termination. The Employee shall continue to accrue and receive the Employee’s said annual salary and benefits through to the date of termination indicated in the termination notice and no more. Upon any termination under this subparagraph (b), any stock options granted to the Employee hereunder that are fully vested as of the date of the Employee’s termination shall remain exercisable for the lesser of sixty (60) days from the date of termination or the balance of such options’ term. Any stock options that have not vested as of the date of termination shall expire. In no event shall any stock options continue to vest following any termination hereunder.

c.	Termination by Mutual Agreement

This agreement and the employment of the Employee hereunder may be terminated by mutual agreement of the parties hereto in writing, in which event the Employee shall continue to accrue and receive the Employee’s said annual salary and benefits through to the date of termination reached pursuant to such mutual agreement. Upon any termination under this subparagraph (c) any stock options granted to the Employee hereunder that are fully vested as of the date of the Employee’s termination shall remain exercisable for the lesser of sixty (60) days from the date of termination or the balance of such options’ term. Any stock options that have not vested as of the date of termination shall expire. In no event shall any stock options continue to vest following any termination hereunder.

d.	Termination by Death or Disability

This agreement and the employment of the Employee hereunder shall be automatically terminated upon the death of the Employee or upon such date as the board of directors of the Employer shall determine (in accordance with the procedures established by the Board) that the Employee has a permanent or long-term disability. Upon any termination under this subparagraph (d), the Employer shall pay the Employee or his estate, as the case may be, a lump-sum payment equivalent to: (i) all amounts due and owing as of the date of the Employee’s death or as of the date the disability is determined and (ii) one year’s salary (at the rate or rates which would have been in effect over the following 12 months) and bonuses equal to the bonuses payable for the preceding 12 months. All stock options granted to the Employee hereunder or under any other agreement with the Employer that are fully vested as of the date of the Employee’s termination accordance with this subparagraph (d) shall remain exercisable for the lesser of sixty (60) days from the date of termination or the balance of such options’ term. Any stock options that have not vested as of the date of termination shall expire. In no event shall any stock options continue to vest following any termination hereunder. Notwithstanding the foregoing, upon any termination under this subparagraph (d), an additional twenty-five (25%) of the Employee’s remaining unvested stock options at the date of termination shall be deemed to vest immediately.

e.	Termination Following Change of Control

i.	In the event that within 12 months following a Change of Control, the Employee’s employment is ended by either party, for any reason other than for cause, then the Company will provide the Employee with the following:

(1)	The Employee will receive a termination payment (the “Change of Control Payment”) equal to the greater of: (A) eighteen (18) months’ compensation calculated in accordance with subparagraph (e)(ii)(3) below; or, (B) the minimum notice and minimum severance (if any) to which the Employee is then entitled in accordance with the minimum requirements of Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended. To the maximum extent permitted by law, the Change of Control Payment will be deemed to be a retiring allowance.

(2)	Subject to the provisions of subparagraph 7(h), the Change of Control Payment will be paid by the Employer in a series of equal installments according to the Employer’s regular payroll schedule, over a period of eighteen (18) months commencing with the first payroll after the termination date. Notwithstanding the foregoing, subject always to the provisions of subparagraph 7(h), the Employer may in its absolute discretion elect to pay all or any part of the Change of Control Payment in one or more lump sum amounts, in which case the amount of any further monthly installments will be adjusted accordingly.

(3)	For the purposes of subparagraph (e)(ii)(1), a month’s compensation will be equal to: (A) the Employee’s then current monthly base salary, plus (B) monthly bonus equal to 1/36th of the total of all bonuses paid to the Employee during the three (3) most recently completed fiscal years. If the Employee has completed less than three (3) years of service with the Employer, then monthly bonus will instead be calculated based on the total bonus paid to the Employee prior to the termination date, divided by the number of months of service completed as of the termination date.

(4)	The Employee shall also be entitled to participate in all employee benefit programs and receive all benefits and perquisites of employment described in subparagraph 3(d) above during such eighteen (18) month period to the extent that the Employer can continue such benefits, failing which the Employee’s Change of Control Payment will be grossed up by the premium cost to the Employer of any benefits which cannot be so continued.

ii.	The Change of Control Payment includes the Employee’s entitlements under applicable employment standards legislation and regulations, the common law or otherwise and shall be in full settlement of all severance payments to the Employee under this agreement or any other employment, termination or severance agreement between the Company and the Employee or any severance plan or policy of the Company. The Employee shall sign and deliver a release acceptable to the Company prior to receiving the Change of Control Payment.

f.	Payment of Accrued Vacation

Upon the cessation for any reason whatsoever of the Employee’s employment with the Employer, the Employee will receive a payout of any accrued unused vacation pay, calculated in accordance with the minimum requirements of Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended.

7.	CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETITION

a.	The Employee agrees to hold in strict confidence the business and affairs of the Employer and each of its customers/clients. The Employee agrees that, during the term of this agreement or any renewal thereof or at any time thereafter, the Employee will not directly or indirectly disclose to any third party or use for any other purpose than that of the Employer:

i.	Information disclosed to the Employer by or on behalf of a customer/client or prospective customer/client;

ii.	Information respecting the identity of any customer/client of the Employer;

iii.	Information otherwise disclosed to the Employer on a confidential basis by third parties; and

iv.	Information otherwise identified to the Employee as confidential information of the Employer.

b.	The Employee’s obligations of confidence described above include, without limiting the generality of the foregoing:

i.	Taking every reasonable step to prevent third parties from examining and/or making copies of any documents or paper (whether in electronic or hard copy form) prepared by the Employee or that come into the Employee’s possession or under the Employee’s control by reason of the Employee’s employment hereunder; and

ii.	Upon termination of this agreement, turning over to the Employer all documents or papers (whether in electronic or hard copy form) and any other materials in the Employee’s possession or under the Employee’s control that relate to the business of the Employer or its customers/clients.

c.	The Employee’s obligations of confidence described above do not apply to information, which is:

i.	Available to the public other than by breach of obligations of confidence owed by the Employee;

ii.	Rightfully received by the Employee, outside of the course of the Employee’s employment, from a third party without confidentiality limitations;

iii.	Independently developed by the Employee without recourse to any confidential information of the Employer or its customers/clients; or

iv.	Known to the Employee prior to first receipt of the same in the course of the Employee’s employment.

The mingling of confidential information with information that falls within one or more of the exceptions above shall not impair the status of, or obligations of confidence and non-use respecting the confidential parts.

d.	The Employee acknowledges that the Employee has a fiduciary obligation to the Employer.

e.	The Employee agrees that without the express prior written consent of the Employer, during the Employee’s employment with the Employer or within the Restricted Period as defined in subparagraph 7(f), the Employee will not either alone or in conjunction with any individual, partnership, firm, association, syndicate, company or other entity, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, lender, shareholder (other than a passive holding of shares listed on a recognized North American stock exchange that does not exceed two percent of the outstanding shares so listed), officer, director, or as a salesman, or in any other manner, whatsoever, directly or indirectly:

(i)	attempt to obtain the withdrawal from the Employer or any of its affiliates of any of their respective employees, contractors or consultants (provided, however, that any general public recruitment responded to by such employees, contractors or consultants will not breach this subparagraph 7(e)(i);

(ii)	approach, solicit or attempt to solicit any customer/client or potential customer/client, wherever situated, of the Employer or any of its affiliates, with whom the Employee had dealings on behalf of the Employer within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer, in order to attempt to direct any such customer/client or potential customer/client away from the Employer or any of its affiliates;

(iii)	be concerned with, engaged by, interested in, advise, lend money to, guarantee the debts or obligations of, or permit the Employee’s name or any part thereof to be used or employed in any business which is the same as or directly competitive with the business of the Employer or any of its affiliates;

(iv)	divert, attempt to divert, derive a benefit from or otherwise profit from any maturing business opportunities which to the knowledge of the Employee were pursued or advanced by the Employer or any of its affiliates at any time within the twelve (12) months prior to the cessation of the Employee’s employment with the Employer.

f.	For the purposes of this paragraph 7, the Restricted Period means:

(i)	eighteen (18) months from the Designated Termination Date, where the Employee’s employment with the Employer is terminated under subparagraph 6(a)(ii); or,

(ii)	twelve (12) months, where the Employee’s employment with the Employer ceases for any other reason whatsoever.

g.	For the purposes of this paragraph 7, a business which is the same as or directly competitive with the business of the Employer or any affiliate means any business which engages in or proposes to engage in:

(i)	the same core business as that which is carried on by the Employer or by such affiliate; or,

(ii)	that business which is the subject of the Employer’s or such affiliate’s actual or demonstrably anticipated research and development;

at any time during the twelve (12) months prior to the cessation of the Employee’s employment with the Employer. The board of directors may in its absolute discretion from time to time designate any partnership, firm, association, syndicate, company or other entity as a directly competitive business for purposes of this paragraph 7, upon providing written notice of such designation to the Employee.

h.	In the event that the Employee breaches any of the Employee’s ongoing obligations under this paragraph 7, then notwithstanding anything to the contrary in the stock option plan or in any grant of options or in this Agreement, (1) any stock options granted to the Employee hereunder that are not yet expired, whether or not such stock options have vested or remain unvested, shall immediately expire; and (2) the Employee will immediately forfeit, and will not be entitled to receive any portion of, any unpaid remainder of any Severance Payment referenced in subparagraph 6(a)(ii)(1).

i.	Each subparagraph or sub-subparagraph of this paragraph 7 shall be (and shall be construed as) a separate and distinct covenant, independent of and severable from all other subparagraphs or sub-subparagraphs of this paragraph 7.

j.	The provisions of this paragraph 7 shall survive the cessation for any reason whatsoever of the employment relationship between the Employer and the Employee and shall be enforceable not withstanding the existence of any claim or cause of action of the Employee against the Employer whether predicated upon this agreement or otherwise. Any such claim or cause of action will not constitute a defense to any injunction action, application or motion brought against the Employee by the Employer for purposes of enforcing the provisions of this paragraph 7.

8.	INVENTIONS, DISCOVERIES, INDUSTRIAL DESIGNS, ETC.

If, during the term of this agreement or any renewal hereof, the Employee should:

a.	Conceive or make any invention or discovery, where patentable or not;

b.	Become the author of any design capable of being protected as an industrial design, design patent or other design protection;

c.	Become the author of any work in which copyright may exist; or

d.	Develop any confidential information which may be capable of being protected as a trade secret;

and if such invention, discovery, design, work or confidential information relates in any way to the business of the Employer or any affiliated entity, such invention, discovery, industrial design, work or confidential information shall be the sole and exclusive property of the Employer or any affiliated entity. The Employee agrees during the term of his employment with the Employer and thereafter to promptly disclose to the Employer all details and information related thereto and to execute on demand any applications, transfers, assignments, moral rights waivers and other documents as the Employer may consider necessary or advisable for the purpose of vesting in the Employer or its designate full title to and enjoyment of such invention, discovery, industrial design, work or confidential information, and to assist in every way possible in the prosecution of applications for the registration of intellectual property rights relating thereto. The

Employee hereby unconditionally and irrevocably waives all of the Employee’s moral rights under applicable legislation arising in connection with any such invention, discovery, design, work, or confidential information.

9.	DISCLOSURE

The Employee undertakes and agrees that, for a period of 6 months after the termination of the Employee’s employment hereunder and prior to entering into any contractual relationship with any other party to serve as an officer, director, employee, partner, advisor, joint-venturer or in any other capacity with any other business, undertaking, association, partnership, firm, enterprise or venture, the Employee shall disclose to such other party the terms of this Agreement.

10.	APPLICABLE LAW

The agreement and the rights and obligations of the parties hereunder shall be construed and governed in accordance with the laws of the Province of Ontario, Canada.

11.	ENTIRE AGREEMENT

This agreement, together with the Mitel Intellectual Property Rights and Confidentiality Agreement executed by the Employee on July 5, 2004 (the “IPR Agreement), contains the entire understanding and agreement between the parties hereto with respect to the employment of the Employee and the subject matter hereof and any and all previous agreements and representations, written or oral, express or implied, between the parties hereto or on their behalf, relating to the employment of the Employee by the Employer and the subject matter hereof, are hereby terminated and cancelled (save and except for the IPR Agreement, the terms of which continue in full force and effect) and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements and representations. Except as provided herein, no amendment or variation of any of the provisions of this agreement shall be valid unless made in writing and signed by each of the parties hereto.

12.	SEVERABILITY

In the event that any provision herein or part thereof shall be deemed void, invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this agreement shall continue in force with respect to the enforceable provisions and all rights accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal or unenforceable provision.

13.	ASSIGNMENT

The Employer may assign its rights and obligations hereunder to any successor or transferee and this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties’ respective heirs, executors, administrators, successors and assigns.

14.	NOTICES

Any consent, approval, notice, request, or demand required or permitted to be given by one party to the other shall be in writing (including, without limitation, telex or telecopy communications) to be effective and shall be deemed to have been given on the earlier of receipt or the fifth day after mailing by registered mail as follows:

a.	If to the Employer, at:

Mitel Networks Corporation

350 Legget Drive

Kanata, Ontario K2K 2W7 Attention: CEO

b.	If to the Employee, at:

Steve Spooner

4 Forestgrove Drive

Stittsville, Ontario K2S 1V2

or such other address as may have been designated by written notice.

Any consent, approval, notice, request or demand aforesaid if delivered telexed or telecopied shall be deemed to have been given on the date of such delivery, telex or telecopy transmission. Any such delivery shall be sufficient, inter alia, if left with an adult person at the above address of the Employee in the case of the Employee, and if left with the receptionist at the above address of the Employer in the case of the Employer. The Employer or the Employee may change its or the Employee’s address for service, from time to time, by notice given in accordance with the foregoing.

15.	INDEPENDENT LEGAL ADVICE

The Employee acknowledges that the Employee is aware that the Employee has the right to obtain independent legal advice before signing this agreement. The Employee hereby acknowledges and agrees that either such advice has been obtained or that the Employee does not wish to seek or obtain such independent legal advice. The Employee further acknowledges and agrees that the Employee has read this agreement and fully understands the terms of this agreement, and further agrees that all such terms are reasonable and that the Employee signs this agreement freely, voluntarily and without duress

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

MITEL NETWORKS CORPORATION

	Per:	“Don Smith”
Don Smith
Chief Executive Officer

I have authority to bind the corporation

“Kathy Enright”		“Steve Spooner”
Witness as to the signature of		STEVE SPOONER